Exhibit 99.5

CORD BLOOD AMERICA ANNOUNCES RETIREMENT OF REGISTERED CONVERTIBLE DEBT

LOS ANGELES, CA. June 29, 2007 - Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, announced today that $650,000 of convertible debt has been retired.

“Since the January 25, 2007 Effective Registration statement the holders of this convertible debt have been selling our common stock,” said Matthew Schissler, CEO.  “We are well aware that this has been a significant drag on the market and we are grateful for our many investors who have patiently waited through this difficult period.  We have confirmed that the holders of the debt have converted all their U.S. Securities & Exchange Commission registered debt as of June 28, 2007.”

“This is a major milestone for Cord Blood America,” Mr. Schissler said.  “As we have previously stated, we intend that new debts will be serviced by cash flow from existing business or from an acquisition. We are focused on growing the business through organic growth, accretive acquisitions, and intelligent management, with the goal of becoming cash flow positive and continually improving the balance sheet."

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

    CONTACT:

    Paul Knopick

    E & E Communications

    949/707-5365

    pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.